Exhibit 8.1

[Letterhead of Chadbourne & Parke LLP]

July 14, 2005

Fortune Brands, Inc.
300 Tower Parkway
Lincolnshire, Illinois 60069

ACCO World Corporation
300 Tower Parkway
Lincolnshire, Illinois 60069

Ladies and Gentlemen:

     We have acted as counsel to Fortune Brands, Inc., a Delaware corporation (“Fortune Brands”), and ACCO World Corporation, a Delaware corporation and a 98.13 percent owned subsidiary of Fortune Brands (“ACCO World”), in connection with the proposed Distribution and Merger, as such terms are defined and described in the Agreement and Plan of Merger, dated as of March 15, 2005 (the “Merger Agreement”), among Fortune Brands, ACCO World, Gemini Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ACCO World, and General Binding Corporation, a Delaware corporation (“GBC”). In connection therewith, ACCO World has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (i) on May 13, 2005 a Registration Statement on Form S-4 (File No. 333-124946), (ii) on June 22, 2005 Amendment No. 1 to such Registration Statement on Form S-4 and (iii) on July 14, 2005 Amendment No. 2 to such Registration Statement on Form S-4 (such Registration Statement, as amended by such Amendment No. 1 and Amendment No. 2, herein called the “Registration Statement”). The Registration Statement includes a proxy statement/prospectus-information statement (the “proxy statement/prospectus-information statement”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement and the Distribution Agreement (as defined in the Merger Agreement).

     In connection with this opinion, we have examined the Merger Agreement, the Distribution Agreement, the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied upon statements, representations and covenants made by GBC, Fortune Brands and ACCO World, and the facts, representations, assumptions and other information stated in the proxy statement/prospectus-information statement, and such other documents as we have deemed appropriate, and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge, belief, materiality or substantiality. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts, representations and covenants concerning the Distribution and Merger that have come to our attention during our engagement, and (ii) that the Distribution and Merger will be consummated in accordance with the Distribution Agreement and the Merger Agreement and as described in the proxy statement/prospectus-information statement (and that no transaction or condition stated therein and material to this opinion will be waived by any party). Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, validity and completeness of the items described above on which we are relying.

     Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the proxy statement/prospectus-information statement, the discussion under the caption “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER” (the “Discussion”), to the extent it describes matters of law and legal conclusions, constitutes our opinion regarding the material federal income tax consequences of the Distribution and Merger to Fortune Brands, ACCO World and Fortune Brands stockholders. We express no opinion as to whether the Discussion addresses all of the U.S. federal income tax consequences of the Distribution and the Merger. In addition, we express no opinion as to the U.S. federal, state, local, foreign or other tax consequences of the Distribution or the Merger to GBC or its stockholders. No opinion is expressed on any matters other than those specifically addressed herein. Further, there can be no assurances that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, rulings, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date of the effectiveness of the Registration Statement, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue or incorrect.

     Our opinion is not intended to be, nor should it be construed to be, specific tax advice to any stockholder of Fortune Brands. Accordingly, each such stockholder is urged to consult with his or her own tax advisor as to the specific tax consequences to him or her of the Distribution and the Merger.

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the headings “SUMMARY”, “RISK FACTORS”, “THE TRANSACTIONS”, “THE MERGER AGREEMENT”, “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER”, and “LEGAL MATTERS” in the proxy statement/prospectus-information statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Chadbourne & Parke LLP

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